Siaya County Government and AmericaTowne, Holding, Inc.
Procedures for Delivery of Equipment and Payment Pursuant to the Award Letter, 28 August 2018, for TENDER NO CGSW/CGSW/301/2018-2019

This Memorandum Serves as a basis for completing the Partnership between Siaya County, Kenya, and AmericaTowne, Holdings Inc.

Pursuant to the Award Letter signed on 28 August 2018 Honorable George Okode Siaya County Speaker, approving the partnership with AmericaTowne, Holdings, Inc., and Siaya County Government for the purchase of equipment totaling $300 million Kenya shillings ($2.979 mil USD).

The equipment will be provided under Tender NGMT/NCGW/204/2018-2019 for the supply and installation of equipment for solar powered boreholes at various locations within 10 locations in Siaya County.

To ensure prompt delivery of required equipment, AmericaTowne, Holdings, Inc., and Siaya County Government agree that:

Siaya County Government and AmericaTowne, Holdings, Inc., will work closely together to ensure prompt and efficient fulfillment of the partnership and delivery of required equipment.

AmericaTowne, Holdings, Inc. will immediately take action to source the required equipment.

By September 8, 2018, AmericaTowne, Holdings, Inc. will present an invoice to the Siaya County Government Department of Finance for the total costs of the equipment under the Resolution.

Upon receipt of invoice by AmericaTowne Holdings, Inc., Siaya County Government Department of Finance will pay eighty percent (80%) of the total invoice in US Dollars to AmericaTowne, Holdings, Inc. as designated by AmericaTowne' Chief Executive Officer.

Upon receipt of initial funds of eighty percent (80%) of the invoice value, AmericaTowne Holdings, Inc., will within 60 days and or at the most expeditious time deliver the total equipment requested to Siaya County.

After delivery of all equipment requested, and upon AmericaTowne, Holding Inc. presenting its final invoice to Siaya County Government, Siaya County Government Department of Finance will pay to AmericaTowne Holdings, Inc. the remaining payment of twenty (20%) in US Dollars to AmericaTowne, Holdings, Inc. as designated by AmericaTowne' Chief Executive Officer.

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AMERICATOWNE HOLDINGS, INC.,
a Nevada corporation

By: Alton Perkins
Its: Chief Executive Officer

Dated: 8/28/2018

COUNTY OF SIAYA

By: Honorable George Okode
Its: Siaya County Speaker
County Government of Siaya

Dated: 29/08/2018

REPUBLIC OF KENYA

COUNTY GOVERNMENT OF SIAYA

29TH AUGUST 2018

Our ref-------------------
Your ref------------------

THE C.E.O
AMERICATOWNE HOLDINGS I.N.C
4700 HOMEWOOD CT SUITE 100
RALEIGH NC.

Dear Sir,

RE : AWARD TENDER NO CGSW/CGSW/301/2018-2019

The County government of Siaya do congratulate your company on the award of tender number CGSW/CGSW/301/2018-2019 for supply and installation the solar-powered boreholes for the community at the ten water supply schemes within,Siaya,Bondo,Sidindi Malanga,Asembo Ndori,South Sakwa,Ugunja,Ukwala,Mauna,Kogelo and Sega.

The tender is amounting to 300million Kenya shillings payable on 80% advance and the balance 20% upon installation of the equipment.

The county government of Siaya herein will be pleased to associate with your company on any available business that may arise to promote the livelihood of the community.

This award letter will be followed by the contract signed by the undersigned on behalf of the governor upon receiving the response from your company in writing.

Your response on the matter will be highly appreciated.

Yours sincerely,

Hon George Okode
Siaya County Speaker.

CC: His Excellency The Governor
County Director Finance